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                                                                  EXHIBIT (4)(o)

                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                                   ENDORSEMENT

Notwithstanding any provision in the Contract or Certificate ("Contract") to the contrary, this Endorsement becomes a part of the Owner's or Participant's ("Owner") Contract to which it is attached. Should any provision in this Endorsement conflict with the Contract, the provisions of this Endorsement will prevail.

The following provisions under the CHARGES AND DEDUCTIONS provisions in the Contract are modified to read as follows:

     SALES CHARGE

     A Sales Charge is deducted from each Gross Purchase Payment. The Sales Charge equals a percentage of each Gross Purchase Payment and varies based upon the Owner's investment amount, as described below, at the time each Gross Purchase Payment is made. The Sales Charge Schedule is shown on the Contract Data Page.

     The Owner's investment amount at the time a Gross Purchase Payment is made to the Contract is the greater of: (a) Your investment amount as defined below; or (b) any additional investment commitments secured by a Letter of Intent as defined in the Letter of Intent provision below.

     INVESTMENT AMOUNT

     On the Contract Date, the Owner's investment amount is the initial Gross Purchase Payment.

     At the time a subsequent Gross Purchase Payment is made into the Contract, the Owner's investment amount is the sum of:

          (1)  That subsequent Gross Purchase Payment; and

          (2)  The higher of:

               (a) The Contract Value on the date that subsequent Gross Purchase Payment is received, or:

               (b) The sum of all previous Gross Purchase Payments made into the Contract [less any Withdrawals].

          [(3) The Contract Value, on the date that subsequent Gross Purchase
               Payment is received, of eligible, related contracts which You and the Joint Owner, if any, own.]

     You must notify Your financial representative each time You make a Gross Purchase Payment in order to ensure that the applicable reduction in Sales Charge is applied. [You or Your financial representative must notify Us of any eligible, related contracts as discussed in (3) above, each time You make a Gross Purchase Payment in order to ensure that the applicable reduction in Sales Charge is applied.]

     LETTER OF INTENT

     The Letter of Intent is Your commitment to invest a certain amount over a [13-month] period, subject to Company restrictions. Gross Purchase Payments made into Your Contract, within [90 days] prior to the start of the [13-month] period (but not prior to the issue date of this Contract) may count towards meeting Your investment goal and qualify for a reduced Sales Charge, if applicable. If prior Gross Purchase Payments are used to satisfy Your investment goal, the Letter of Intent start date will be backdated, up to a maximum of [90 days], to the receipt of that earliest prior Gross Purchase Payment. If You do not satisfy the conditions of Your Letter of Intent by the end of the [13-month] period, or if You surrender or annuitize the Contract prior to satisfying the investment goal, We will deduct from Your Contract Value the difference between (1) and (2) where:

ASE-6207-J (8/09)                                                          10.09


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          (1)  is the appropriate Sales Charge based on the actual amount of
               Gross Purchase Payments made to this Contract during the [13-month] period; and

          (2)  is the Sales Charge that was actually deducted.

     The adjustment will be based entirely on the actual amount of Gross Purchase Payments made to the Contract during the [13-month] period, whether or not the original Sales Charge was based on the investment amount using the Letter of Intent. No adjustment will be made if You die prior to meeting the investment goal of the Letter of Intent. If You exceed Your investment goal, We will not retroactively reduce Sales Charges.

All other terms and conditions of the Contract remain unchanged. Signed for the Company at Los Angeles, California, to be effective as of the Contract Date.


/s/ Mallary L. Reznik                   /s/ Jana W. Greer
-------------------------------------   ----------------------------------------
MALLARY L. REZNIK                       JANA W. GREER
SENIOR VICE PRESIDENT                   PRESIDENT

ASE-6207-J (8/09)                                                          10.09


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